UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☒	Soliciting Material Under § 240.14a-12

PITNEY BOWES INC.
(Name of Registrant as Specified In Its Charter)

HESTIA CAPITAL PARTNERS LP

HELIOS I, LP

HESTIA CAPITAL PARTNERS GP, LLC

HESTIA CAPITAL MANAGEMENT, LLC

KURTIS J. WOLF

MILENA ALBERTI-PEREZ

TODD A. EVERETT

CARL J. GRASSI

KATIE A. MAY

KENNETH T. MCBRIDE

LANCE E. ROSENZWEIG

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Pitney Bowes Inc., a Delaware corporation (the “Company”).

On February 24, 2023, Kurtis J. Wolf, Managing Member of Hestia Capital Management, LLC, took part in an interview with Yahoo! Finance. A transcript of the interview discussing the Company is pasted below:

Jared Blikre:

Weighing the envelopes in corporate overhauls, hedge fund Hestia making waves late last year for its call to reform postage specialist Pitney Bowes, saying the company has potential that's being held back by its leadership and board. Joining us to lay out his case, Kurt Wolf, Hestia Capital managing member and Chief Investment Officer. So lay out your case, please, and for those of us who may not know what Pitney Bowes is, please.

Kurt Wolf:

Absolutely. Yeah. Well, good morning. Thank you for having me on. And thank you for giving me the opportunity to talk about Pitney Bowes. We at Hestia think this is the most compelling investment opportunity we've seen since GameStop back in 2020. And just to give context, the company currently trades for a little over $4 a share, we believe intrinsic value's about $15 to $20 a share. And as you asked a bit about the company, it's a postage and mail business. They have three segments, all of which are highly valuable. Two of which are profitable. One of which has been poorly run, poor execution, poor strategy, and is bleeding a lot of cash and that really is where the opportunity lies. Fixing that business, we believe we will get the company back to $15 to $20 a share in terms of appropriate valuation.

And the problem there is that this company has an incredibly entrenched board and management team that are unwilling to accept and admit what everybody else knows and that is, for the past eight years, the strategy they've pursued has failed and is going to continue to fail so long as they continue on the trajectory they're on. And that's why we've nominated seven highly qualified independent directors for this board of directors to bring fresh perspectives and help chart a new course for this company to achieve the returns and valuation that shareholders deserve.

Brian Sozzi:

Kurt, you go to yahoofinance.com you pull up the five-year chart, the stock has been in the absolute toilet, and I think reflects what you are saying here. But what mistakes have they made and what does a well-run Pitney Bowes look like?

Kurt Wolf:

Yeah, absolutely. So the mistakes they've made, and five years is a great timeframe to look at, if you go back to 2019 they guided for their eCommerce business that they would be at 8 to 12% EBIT margins leaving this year, exiting the year. EBIT margins were significantly negative for the year, so they've missed by a country mile. It's been a traumatic miss. And the reason for that gets to the other part of your question, which is this management team does not have a logistics background, which is what this global eCommerce business is, and they don't understand how to run the business. So they continue to set forecasts and have it run a strategy that simply won't work and they continue to miss performance because they're pursuing a strategy that just isn’t appropriate for the business and is never going to be successful.

Julie Hyman:

When we think about the other company that we know you two have been involved with, GameStop, you were on the board there. I don't exactly think of mail services in the same breath as video game seller, right? So how can we think of these two opportunities, or should we even be thinking about these two opportunities as having things in common?

Kurt Wolf:

Oh, they're incredibly similar. There are a few differences, but they're incredibly similar. First off, both of them are incredibly valuable businesses, we believe, that people misunderstand. The second similarity is that management doesn't seem to understand the value of the core business and is pursuing strategies that are leading to significant losses at the business, which are reinforcing the perception that their core business is troubled. So the losses in global eCommerce is in example here is causing the overall performance of the business to decline significantly, which feeds into a lot of people's perception that mail is just a dead business. But their mail business itself is incredibly profitable. So there's a lot of similarities in that regard.

One big difference quite honestly, is GameStop was slightly different in that when we got involved, there was a new CEO, there was a new chairwoman. Here you've had a chairman who's been on the board for 26 years. During his tenure, if you had invested $100 in this company 26 years ago, when he joined the board, you'd have $50. If you had invested in the S&P, you'd have over $1,000. So a complete failure by the chairman who's been around forever. Similarly, under the CEO, he's been at the helm for 10 years and the stocks down 50% during his tenure. So there's just entrenched failed leadership at this company.

Brian Sozzi:

Why do you think lately we have seen the return of the activist investor? Of course we had the Disney-Peltz battle, we have you with Pitney Bowes, we see Salesforce really with an unprecedented five activists in that stock. Is there something you folks in your community is seeing in markets right now?

Kurt Wolf:

Yeah. Well, my community, I'm not an activist investor, so we've been in business for 15 years-

Julie Hyman:

Well, you're an activist investor sometimes, to be fair.

Brian Sozzi:

Well potential board members, that could be real change.

Kurt Wolf:

Yeah, absolutely. But in the community or at large we've been around for 15 years almost now, this is our second campaign. We don't like to run campaigns simply because typically when we invest in companies it's pretty obvious what needs to happen and you have a management team that sees the same thing, so we simply need to sit by the sideline and watch. But in this situation, whether it's ego, whether it's inability to be mentally flexible, whatever it is, this management team and board seems completely unwilling to recognize, as I said, what everybody else knows, that their strategies failing.

But if you do want an answer, like my understanding, I do think COVID had a bit negative impact on the activist community. Again, I don't think of myself as an activist but I know that COVID it seemed was a difficult time for activists to really highly engage and change the companies because there was just so much uncertainty in the economy.

Jared Blikre:

Can we take a step back for a second? Julie just asked about the similarities with GameStop, but for a lot of our audience which is heavily skewed towards retail, we think value and all of a sudden these memories are conjured of what happened two years ago. That's not the norm. You're not hoping for a sky high rocket to the moon retail participation to carry the stock higher. You want to unlock that value, and maybe you just describe your process is in this.

Kurt Wolf:

Yeah, no, absolutely. So as far as unlocking value, absolutely, that's what we target. As you said, we are a value investor. We're not looking for this to go up 100X like GameStop did. Certainly we welcome that if that were to happen, but that's not what we're looking for. We see a tremendous fundamental business here. Again, their postage meter business is incredibly profitable, we see opportunities to improve operations there. They are in the postage meter business, they're like Xerox used to be in the copier business. Unlike the copier business, but like GameStop, this business is going to be around a lot longer than people think. They have a mail sortation business. They're the number one player. They're dominant in the space. Those are great assets to have about a business. Again, it really comes down to this global eCommerce business that they're completely mismanaging and we have a lot of thoughts, and we'll be over the coming weeks laying out who our interim CEO candidate is to replace Marc at the helm of this company and also to lay out what our plans are in terms of how we're going to turn this business around.

Julie Hyman:

And when you talk about turning the business around, I know that we heard from the business as well. We got a statement from Pitney Bowes, so we just have to say we did reach out to the company, and they said that they're disappointed that you didn't engage with them or that you disregarded, in their words, the constructive engagement that they were trying to have. Have you found them receptive at all to what you're talking about?

Kurt Wolf:

No. Virtually all the engagement has been our efforts reaching out to them. We have on multiple occasions initiated conversations with them, and we have attempted numerous, multiple, different offers in terms of, well, let's discuss a certain change of composition to the board. Let's discuss a change of strategy. Let's discuss the CEO change. So we've come to them with multiple different offers trying to unlock this lack of communication. But the board has just been completely unwilling to come back with any sort of agreement that would in any way improve the outlook for this business.

Brian Sozzi:

As someone who went through really the GameStop mania, two questions, how is that like for you? And then what is the long-term future for a company like that look like?

Kurt Wolf:

For GameStop?

Brian Sozzi:

GameStop.

Kurt Wolf:

Yeah. It was an incredible experience. I feel incredibly fortunate to have been a part of that. As an investor, it's not often you get the opportunity to really change people's lives and I think what we accomplished at GameStop improved the lives for a lot of GameStop customers and a lot of GameStop employees who now have a secure company going forward that they know their jobs are secure and the company they love will be successful. It was an incredible experience. And I think we can do the same thing at Pitney Bowes.

I think Pitney Bowes doesn't have quite the level of concern, but I think we can bring a lot of confidence to employees and customers that this company's finally going to start doing the right thing and the company has a very bright future.

Julie Hyman:

What about all the GameStop people who bought at the top?

Kurt Wolf:

It's unfortunate. I don't mean to sound callous. Anytime you invest there's a lot of risk that goes in it. It's unfortunate that people have lost money on it. But I would point to the other side of it, which is before we got involved, true story, I had a current GameStop investor call me literally crying saying that his retirement plan was GameStop because it was such a heavy dividend paying stock and they had just eliminated their dividend. He literally was crying on the phone saying, "My retirement's been destroyed. Please help us." So, I know that no investment works out for everybody, but, unfortunately, the guy gave me a fake name. I tried calling him back and I couldn't reach him, but I wanted to find out. Hopefully he's happy now. So wherever he is, I believe out in Michigan, there's an investor out there that I hope is very happy that we changed his retirement plans.

Julie Hyman:

Two sides to every trade, I suppose.

Kurt Wolf:

Absolutely.

Julie Hyman:

Kurt, thank you so much for being here.

Kurt Wolf:

Thank you.

Julie Hyman:

Hestia Capital managing member and Chief Investment Officer, Kurt Wolf. Thank you.

Kurt Wolf:

Thank you.

Julie Hyman:

Appreciate it.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Pitney Bowes Inc., a Delaware corporation (the “Company”).

HESTIA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Hestia Capital, Helios I, LP (“Helios”), Hestia Capital Partners GP, LLC (“Hestia Partners GP”), Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Milena Alberti-Perez, Todd A. Everett, Carl J. Grassi, Katie A. May, Kenneth T. McBride and Lance E. Rosenzweig.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 14,037,723 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As of the date hereof, Hestia Capital beneficially owns 4,525,000 shares of Common Stock, including 100 shares held in record name. As of the date hereof, Helios beneficially owns 8,770,952 shares of Common Stock. Hestia Partners GP, as the general partner of each of Hestia Capital and Helios, may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock beneficially owned by Hestia Capital and (ii) 8,770,952 shares of Common Stock beneficially owned by Helios. Hestia LLC, as the investment manager of each of Hestia Capital, Helios and certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 3,450,00 shares of Common Stock beneficially owned by Hestia Capital, (ii) 8,770,952 shares of Common Stock beneficially owned by Helios and (iii) 678,500 shares of Common Stock held in the SMAs. Mr. Wolf, as the Managing Member of each of Hestia Partners GP and Hestia LLC, may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock beneficially owned by Hestia Capital, (ii) 8,770,952 shares of Common Stock beneficially owned by Helios and (iii) 678,500 shares of Common Stock held in the SMAs. As of the date hereof, Ms. Alberti-Perez beneficially owns 500 shares of Common Stock. As of the date hereof, Mr. Everett beneficially owns 10,471 shares of Common Stock. As of the date hereof, Mr. Grassi beneficially owns 40,000 shares of Common Stock. As of the date hereof, Ms. May beneficially owns 2,300 shares of Common Stock. As of the date hereof, Mr. Rosenzweig beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. McBride does not beneficially own any shares of Common Stock.